EXHIBIT 23.4
WRITTEN CONSENT OF JONES LANG LASALLE SALLMANNS LIMITED
September 2, 2010
The Directors
SouFun Holdings Limited
8th Floor, Tower 3, Xihuan Plaza
1 Xizhimenwai Avenue
Xicheng District, Beijing 100044
People’s Republic of China
Dear Sirs:
     We hereby consent to (i) the references to our name of Jones Lang LaSalle Sallmanns Limited with respect to our appraisal reports addressed to the board of directors of SouFun Holdings Limited (the “Company”) in the Company’s Registration Statement on Form F-1 dated the date hereof (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission, (ii) the references to us under the caption “Experts” in the Registration Statement, and (iii) the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time subsequent to the date hereof, whether before or after its effectiveness.
     In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data relating to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. Our valuation reports were used as part of the Company’s analysis in reaching the conclusion of value.
     Our Hong Kong office is located at 17th Floor, Dorset House, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong.
Yours faithfully,
For and on behalf of
Jones Lang LaSalle Sallmanns Limited
/s/ Jones Lang LaSalle Sallmanns Limited
Director